Exhibit 99.1

[LOGO OF ONEOK]	Financial News

January 12, 2003	Analyst Contact: Weldon Watson, 918-588-7158
Media Contact: Andrea Chancellor, 918-588-7570

ONEOK ANNOUNCES CONCURRENT SECURITIES OFFERINGS

    TULSA, Oklahoma — ONEOK, Inc., (NYSE:OKE) today announced plans for concurrent offerings of common stock and equity units under the company’s existing shelf registration statement. ONEOK will offer 12 million shares of newly issued common stock, as well as $275 million of equity units. All of the securities to be offered will be sold by the company.

    The offerings will be subject to a customary over-allotment option, and the joint book-running managers for both offerings will be Banc of America Securities LLC, UBS Warburg LLC and J.P. Morgan Securities Inc.

    ONEOK, Inc., is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent region of the United States. The company’s energy marketing and trading operations provide service to customers in 28 states. The company distributes natural gas in Kansas, and Oklahoma and Texas, operating as Kansas Gas Service, Oklahoma Natural Gas and Texas Gas Service, serving 1.9 million customers.

    A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time that the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

    The offerings are being made by means of a prospectus and related prospectus supplements only, copies of which may be obtained from:

    Banc of America Securities LLC, Prospectus Department
    600 Montgomery Street
    San Francisco, CA 94111
    Telephone: 415-627-2220

    UBS Warburg LLC, Equity Capital Markets

    Attn: Gayle Hawkins
    1285 Avenue of the Americas
    New York, NY 10019
    Telephone: 212-221-3260

    J.P. Morgan Securities Inc., Prospectus Department
    One Chase Manhattan Plaza
    New York, NY 10081
    Telephone: 212-552-5121

Statements contained in this release that include company expectations or predictions are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934, including market demand, economic conditions and other risks detailed in the Company’s filings with the Securities and Exchange Commission. It is important to note that actual results could differ materially from those projected in such forward-looking statements.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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